Exhibit 99.1

Iridex Reports Fourth Quarter and Full Year 2025 Financial Results

Strong Q4 and Full Year 2025 Revenue Performance Underpinned by Continued Operational Efficiencies

MOUNTAIN VIEW, Calif., March 26, 2026 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the fourth quarter and full year ended January 3, 2026.

Fourth Quarter 2025 Financial Highlights

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Generated total revenue of $14.7 million, representing growth of 16% year-over-year compared to $12.7 million in the prior year quarter
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Cyclo G6® product family revenue was $3.8 million, representing growth of 15% year-over-year compared to $3.3 million in the prior year quarter
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Sold 15,900 Cyclo G6 probes compared to 13,300 in the prior year quarter
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Sold 44 Cyclo G6 Glaucoma Laser Systems compared to 47 in the prior year quarter
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Retina product revenue was $8.9 million, representing growth of 22% year-over-year
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Reduced operating expenses by 10% compared to the prior year period
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Cash and cash equivalents as of January 3, 2026 were $6.0 million, an increase of $0.4 million in the quarter.

Full Year 2025 Results

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Generated total revenue of $52.7 million, compared to $48.7 million in 2024, representing growth of 8%
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Cyclo G6® Glaucoma product family revenue of $13.8 million, compared to $12.7 million in 2024
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Sold 57,800 Cyclo G6® probes, compared to 55,400 in 2024
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Sold 133 Cyclo G6® Glaucoma Laser Systems compared to 125 in 2024
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Retina product revenue was $30.3 million, compared to $27.8 million in 2024
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Reduced operating expenses by 22% compared to the prior year

“2025 was a transformational year for Iridex, we grew revenue, reduced operating expenses, and achieved positive adjusted EBITDA for the first time in recent company history,” said Patrick Mercer, President and CEO of Iridex. “I am proud to announce that our fourth quarter was our strongest of the year, with momentum across both our glaucoma and retina businesses driving cash flow positive operations. As we enter 2026, we have a growing installed base of systems, manufacturing efficiency initiatives underway and leaner cost structure, that position us to build on our 2025 progress and drive sustainable profitability.”

Fourth Quarter 2025 Financial Results

Revenue for the three months ended January 3, 2026 was $14.7 million, representing a 16% year-over-year increase compared to the fourth quarter of 2024. The increase in revenue was primarily driven by higher retina system sales, including Pascal sales, glaucoma probe sales and an extra selling week in the fiscal quarter. Total product revenue from the Cyclo G6 product family was $3.8 million, representing growth of 15% year-over-year compared to $3.3 million in the prior year quarter. Other revenue decreased $0.1 million to $2.0 million.

Gross profit in the fourth quarter of 2025 was $5.5 million or a 37% gross margin, a decrease of $0.1 million compared to $5.6 million, or a 44.0% gross margin, in the prior year period. Gross margin decreased primarily due to increase in overall manufacturing costs, including increased product costs associated with tariff developments throughout the year, and lower capitalization of manufacturing overhead as inventory levels declined.

Operating expenses were $5.5 million in Q4 2025, a decrease of $0.6 million, or 10% compared to $6.1 million in Q4 2024, due mainly to expense reduction measures taken in late 2024.

Net loss was $0.2 million or $0.01 per share for Q4 2025, compared to a net loss of $0.8 million, or $0.05 per share, in the same period of the prior year.

Non-GAAP adjusted EBITDA for Q4 2025 was $0.8 million, an improvement of $0.2 million, compared to Non-GAAP adjusted EBITDA of $0.6 million for Q4 2024.

Cash and cash equivalents as of January 3, 2026 were $6.0 million, an increase of $0.4 million in the quarter.

Full Year 2025 Financial Results

Revenue for the year ended January 3, 2026 was $52.7 million, representing growth of 8% compared to $48.7 million in 2024. The increase in revenue was primarily driven by higher retina system sales, including Pascal sales, glaucoma probe sales and an extra selling week in the fiscal year. Retina product revenue was $30.3 million compared to $27.8 million in the prior year, an increase of 9%, driven by higher capital system sales. Total product revenue from the Cyclo G6 glaucoma product family was $13.8 million compared to $12.7 million in fiscal year 2024, driven by higher capital system sales and probe utilization. Other revenue was $8.6 million in 2025 compared to $8.1 million in the prior year primarily driven by higher service revenue.

Gross profit for the full year 2025 was $19.2 million or a 37% gross margin, a decrease compared to $19.5 million, or a 40% gross margin in 2024. Gross margin decreased primarily due to inventory write-downs, increase in overall manufacturing costs, including increased product costs associated with tariff developments throughout the year, and lower capitalization of manufacturing overhead as inventory levels declined.

Operating expenses for 2025 decreased 22% to $21.8 million compared to $27.8 million in the prior year. The decrease in operating expenses was due to expense reduction measures implemented in the second half of 2024.

Net loss for 2025 improved to $4.4 million, or $0.26 per share, compared to a net loss of $8.9 million, or $0.54 per share in the prior year.

Total adjusted EBITDA for 2025 was $1.1 million, an improvement of $5.4 million, compared to adjusted EBITDA loss $4.3 million in 2024.

2026 Financial Outlook

The Company currently forecasts 2026 revenue of between $51 million and $53 million. This guidance contemplates the impact of market disruptions from the conflict in the Middle East, which are impacting product delivery timelines. Considering these disruptions, the guidance contemplates no 2026 sales in the Middle East region. On a pro forma basis, adjusted to exclude Middle East revenue in 2025, guidance represents 2026 growth of 1% to 5% compared to 2025. For 2026 adjusted operating expenses, which exclude depreciation and amortization, and stock compensation, are expected to be in the range of $19 million to $19.5 million and the Company expects to generate positive operating cash flow in full year 2026.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com or by dialing +1-646-307-1963 from the US or +1-800-715-9871 internationally and providing Conference ID: 3693990.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated laser treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2026 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning financial forecasts, expectations for profitability, positive cash flow and financial and operating results in fiscal year 2026. The Company can provide no assurance that it will achieve or sustain profitability. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks further described in the “Risk Factors” section of Iridex’s most recent Annual Report on Form 10-K, as well as in Iridex’s other reports filed with or furnished to the United States Securities and Exchange Commission (“SEC”), available at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management evaluates and makes operating decisions using various performance measures. In addition to Iridex’s GAAP results, we consider Adjusted EBITDA. This non-GAAP result should not be considered as an alternative to net income, net cash provided by operating activities, or any other performance measure derived in accordance with GAAP. We present this non-GAAP result because management considers it to be an important supplemental measure of Iridex’s performance and refers to such measures when analyzing Iridex’s strategy and operations.

In calculating the above non-GAAP result: Adjusted EBITDA is defined as earnings before interest income and expense, taxes, depreciation, amortization, and share-based compensation, as well as excluding certain other non-GAAP adjustments. Adjusted EBITDA exclude from their GAAP equivalents items listed below;

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Share-based compensation expense. We excluded from our non-GAAP results the expense related to equity-based compensation plans as it represents expenses that do not require cash settlement from Iridex.
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Severance-related expenses. We excluded from our non-GAAP results the expenses related to restructuring events, partially offset by reversals of previously recognized severance expenses in subsequent periods. These expenses are unrelated to our ongoing operations, vary in size and frequency and are subject to significant fluctuations from period to period due to varying levels of restructuring activity. We believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.
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Nasdaq listing requirements compliance plan expenses. We excluded from our non-GAAP results the expenses related to plans for regaining compliance with the Nasdaq listing requirements. These expenses are unrelated to our ongoing operations, and we believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.
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Loss on write-down of inventory. We excluded from our non-GAAP results the expenses related to the write down of inventory related to the transfer of production of several products to 3rd party contract manufacturers. In these types of transactions, not all applicable inventories are acquired by the contract manufacturers and thus, such inventory becomes excess and obsolete. These expenses are unrelated to our ongoing operations, and we believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational or non-cash expenses involving stock compensation plans or other items.

A detailed reconciliation between Iridex’s non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release as well as in Iridex’s other reports filed with or furnished to the SEC.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Total revenues	$14,724	$12,696	$52,675	$48,669
Cost of revenues	9,247	7,110	33,448	29,167
Gross profit	5,477	5,586	19,227	19,502
Operating expenses:
Research and development	949	1,113	3,668	5,449
Sales and marketing	2,751	2,700	10,396	12,579
General and administrative	1,792	2,275	7,734	9,776
Total operating expenses	5,492	6,088	21,798	27,804
Loss from operations	(15)	(502)	(2,571)	(8,302)
Other income (expense), net	(149)	(338)	(1,809)	(540)
Loss from operations before provision for income taxes	(164)	(840)	(4,380)	(8,842)
Provision for income taxes	20	(6)	57	68
Net loss	$(184)	$(834)	$(4,437)	$(8,910)
Net loss per share:
Basic	$(0.01)	$(0.05)	$(0.26)	$(0.54)
Diluted	$(0.01)	$(0.05)	$(0.26)	$(0.54)
Weighted average shares used in computing net loss per common share:
Basic	17,187	16,636	16,934	16,439
Diluted	17,187	16,636	16,934	16,439

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	January 3, 2026	December 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$6,028	$2,387
Accounts receivable, net	9,545	8,394
Inventories	7,877	10,817
Prepaid expenses and other current assets	1,802	1,964
Total current assets	25,252	23,562
Property and equipment, net	58	115
Intangible assets, net	984	1,307
Goodwill	965	965
Operating lease right-of-use assets, net	768	1,792
Other long-term assets	1,124	1,394
Total assets	$29,151	$29,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,502	$7,594
Accrued compensation	2,340	1,672
Accrued expenses	608	477
Convertible note payable, current	-	1,734
Other current liabilities	1,899	1,812
Deferred revenue, current	2,160	2,176
Operating lease liabilities, current	699	1,094
Total current liabilities	13,208	16,559
Long-term liabilities:
Deferred revenue	6,801	8,350
Operating lease liabilities	98	811
Convertible note payable	3,735	1,004
Other long-term liabilities	387	314
Total liabilities	24,229	27,038
Stockholders’ equity:
Series B convertible preferred stock	6,000	-
Common stock	174	174
Additional paid-in capital	91,208	89,881
Accumulated other comprehensive income (loss)	(14)	51
Accumulated deficit	(92,446)	(88,009)
Total stockholders’ equity	4,922	2,097
Total liabilities and stockholders’ equity	$29,151	$29,135

IRIDEX Corporation

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Reconciliation of GAAP net loss to Adjusted EBITDA(a)
GAAP net loss	$(184)	$(834)	$(4,437)	$(8,910)

Interest (income) expense, net	(7)	269	(38)	256
Other expense, net	156	68	1,847	283
Provision (benefit from) for income taxes	20	(6)	57	68
Nasdaq listing compliance	—	—	152	—
Depreciation and amortization	422	377	1,547	1,424
Inventory write-down	—	—	823	—
Stock-based compensation	213	316	775	1,243
Severance related expense (for head count reduction)	197	421	396	729
Strategic process legal expenses	—	—	—	633
Adjusted EBITDA	817	611	1,122	(4,274)

(a)Defined as earnings before interest income and expense, taxes, depreciation, amortization, and share- based compensation, as well as certain non-GAAP adjustments.